UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2012

PURAMED BIOSCIENCE®, INC.
(Exact name of registrant as specified in its charter)

Minnesota	000-52771	20-5510104
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O Box 677
1326 Schofield Avenue
Schofield, WI 54476
       (Address of principal executive offices)

(715) 359-6373
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 29, 2012 (the "Agreement  Date"), Puramed Bioscience, Inc., a Minnesota corporation (the "Company") entered into a Consulting Agreement (the "Agreement") with Mr. Richard Berman (the Consultant”) whose principal place of business is in New York, NY pursuant to which, in exchange for $50,000 in cash and 2,400,000 shares of the Company’s restricted common stock has agreed to act as a Financial Consultant for the company and lend his considerable experience and industry contacts in the areas of Investment Capital Acquisition, Investor Relations, Public Relations and Financial Strategy for a term of three years beginning on the Agreement Date.

The Company can terminate the Agreement at any time during the initial 12 months if it so chooses for any reason.  If the Company decides to terminate the Agreement during the first 12 months, the Consultant agrees to return 50% of the shares or 1,200,000 shares.  If the Company chooses to continue the Agreement for the full three-year term the Consultant will retain the 2,400,000 shares.

Item 3.02 Unregistered Sale of Equity Securities

On October 31, 2012, the Company issued at total of 2,400,000 shares of common stock to Mr. Richard Berman in consideration for his services as the Companies Financial Consultant over the next thirty-six (36) months. The stock certificate will bear a restricted legend.

This issuance of common stock was a non-public offering not involving any general solicitation whereby Mr. Berman received such securities for investment with standard restrictive legends on the related stock certificates, and was affected in reliance upon the exemption from registration contained in Section 4(2) of the federal Securities Act of 1933.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Consulting Agreement With Richard Berman.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PURAMED BIOSCIENCE, INC.

Date: October 29, 2012	By:	/s/ Russell Mitchell
Name: Russell Mitchell
Title: Chief Executive Officer

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